NORTHERN INSTITUTIONAL FUNDS

ACTION REQUIRED

THE FOLLOWING PORTFOLIOS DO NOT HAVE A QUORUM TO HOLD A

MEETING ON AN IMPORTANT PROPOSAL THAT AFFECTS YOUR FEES:

Municipal Portfolio

U.S. Government Portfolio

U.S. Government Select Portfolio

Prime Obligations Portfolio

PLEASE vote your shares today!

CALL 1-855-723-7814.

Monday through Friday 9:30 am to 10:00 pm (EST), and you may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.

We have contacted you multiple times regarding an important shareholder meeting (the “Meeting”) and have requested your vote on a proposal to approve a new management agreement for the Portfolios. We have not received enough shares to achieve a quorum for the meeting to pass this important proposal for the Municipal Portfolio, U.S. Government Portfolio, U.S. Government Select Portfolio and Prime Obligations Portfolio. As a result we had to adjourn the meeting for a second time to July 31, 2014, at 9:00 am (Central Time).

It is vital that you vote. Shareholder action is required to approve the proposal. We need your vote to achieve quorum and pass the proposal. If we do not receive your vote, the Portfolios may be materially impacted.

On behalf of the Northern Institutional Funds, thank you for your participation in this important matter.

Sincerely,

Lloyd A. Wennlund

President of Northern Institutional Funds

NIF ADJ 3